Exhibit 10.5
CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “***”. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT UNDER RULE 24B-2 OF THE EXCHANGE ACT OF 1934.
AMENDED AND RESTATED
DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT
by and between
CIMA LABS INC.
and
ALAMO PHARMACEUTICALS, LLC
dated as of August 22, 2005

AMENDED AND RESTATED
DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT
     This AMENDED AND RESTATED DEVELOPMENT, LICENSE AND SUPPLY AGREEMENT (this “Agreement”), dated and effective as of August 22, 2005 (the “Effective Date”), is by and between CIMA LABS INC., a Delaware corporation (“CIMA”), and ALAMO PHARMACEUTICALS, LLC, a California Limited Liability Company (“Alamo”).
WITNESSETH
     WHEREAS, CIMA is engaged, among other things, in the business of research, development, manufacturing and commercialization of pharmaceutical products through its proprietary drug delivery technologies;
     WHEREAS, Alamo is engaged, among other things, in the business of developing, marketing and selling of pharmaceutical products;
     WHEREAS, Alamo and CIMA have previously entered into a Development, License and Supply Agreement, dated as of March 2, 2001, as amended (the “Original Agreement”), and now desire to amend and restate such agreement herein;
     WHEREAS, subject to the terms and conditions set forth in this Agreement, CIMA and Alamo wish to collaborate in the development, registration, marketing and sale of certain prescription products; and
     WHEREAS, subject to the terms and conditions set forth in this Agreement, CIMA wishes to license to Alamo and Alamo wishes to license from CIMA rights to CIMA’s DuraSolv®, OraSolv® and PakSolv® technologies for use with such prescription products.
     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
SECTION 1
DEFINITIONS
     For purposes of this Agreement, the following terms shall have the meanings set forth below:
     “Activities” shall mean the development, manufacturing, marketing, selling and distributing of the Product in the Territory as contemplated by this Agreement.
     “Affiliates” shall mean, with respect to any Person, any Persons directly or indirectly controlling, controlled by, or under common control with, such other Person. For purposes hereof, the term “controlled” (including the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the direct or indirect ability or power to direct or cause the direction of management policies of such Person or otherwise direct the affairs of such Person, whether through ownership of voting securities or otherwise.
     “Alamo” shall have the meaning given in the preamble and shall include its Affiliates.
     “Alamo Trademarks” shall have the meaning given in Section 9.11(d).
     “Annual Net Sales” shall mean, for any Calendar Year, the Net Sales for such Year.
     “Active Pharmaceutical Ingredient” or “API” shall mean the active ingredient clozapine.
     “cGMP” shall mean the then-current standards for the manufacture of pharmaceuticals, as set forth in the United States Federal Food, Drug and Cosmetics Act and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good manufacturing practice as are required by the European Union and other organizations and governmental agencies in countries in which Product is intended to be sold, to the extent such standards are not inconsistent with United States cGMP.
     “CIMA” shall have the meaning given in the preamble and shall include its Affiliates.
     “CIMA Intellectual Property” shall mean, collectively, 1) the CIMA Patents, 2) the CIMA Technology and 3) the CIMA Trademarks.
     “CIMA Patents” shall mean United States Patent Nos. 6,024,981 (entitled “Rapidly Dissolving Robust Dosage Form”); 6,221,392 (entitled “Rapidly Dissolving Robust Dosage Form”); 5,178,878 (entitled “Effervescent Dosage Form With Microparticles”); and 6,155,423 (entitled “Blister Package and Packaged Tablet”) and any patents, patent applications, and foreign counterparts or equivalents relating thereto, including any extension, reissue, renewal, reexamination, divisional, continuation or continuation-in-part of such patents or patent applications.
     “CIMA Technology” shall mean all of CIMA’s Patents, trade secrets, technology, know-how and all other information necessary for the manufacture of the Product including, without limitation, that related to CIMA’s DuraSolv®, OraSolv® and PakSolv® technologies.
     “CIMA Trademarks” shall mean the CIMAsm (logo), CIMA LABS INC.®, DuraSolv®, OraSolv®, PakSolv®, and CIMA® trademarks.
     “Damages” shall mean any and all actions, costs, losses, claims, liabilities, fines, penalties, demands, damages and expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a party hereto (including interest which may be imposed in connection therewith).

     “Defective” shall mean, as to the Product, Product samples or Product placebos, as the case may be, the failure of such to strictly conform to the Specifications, this Agreement and all applicable law, including, without limitation, all FDA regulatory filings and regulations.
     “Development Schedule” shall mean the schedule of development activities set forth on Schedule B hereto.
     “DuraSolv®” shall mean CIMA’s orally disintegrating tablet formulations as described in the CIMA Patents.
     “FDA” shall mean the United States Food and Drug Administration.
     “Force Majeure” shall mean acts of God, explosion, fire, flood, tornadoes, thunderstorms, earthquake or tremor, war whether declared or not, civil strife, riots or embargo, or changes in applicable laws, regulations or orders by any government, governmental agency or instrumentality, or other similar circumstances beyond the control of each party, in each case having the effect of preventing or prohibiting a party from performing its obligations hereunder.
     “GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.
     “Indemnified Party” shall have the meaning set forth in Section 10.2 hereof.
     “Indemnifying Party” shall have the meaning set forth in Section 10.2 hereof.
     “Launch” shall mean the date of first commercial shipment of the Product by Alamo or its sublicensees to any unaffiliated third party.
     “Licensed Assets” shall have the meaning set forth in Section 2.1 hereof.
     “Marketing Authorization Application” shall mean the principal regulatory application required to be approved in order to market the Product in the applicable jurisdiction.
     “Minimum Annual Royalty Targets” shall have the meaning given such term in Schedule A hereof.
     “Net Sales” means the gross invoice price for Product sold by Alamo or its sublicensees or subcontractors to a third party customer less the reasonable and customary accrual-basis deductions from such gross amounts for: (i) normal and customary trade, cash and other discounts, allowances and credits actually allowed and taken directly with respect to sales of Product, (ii) credits of allowances actually granted for damaged goods, returns or rejections of Product; (iii) sales or similar taxes (including duties or other governmental charges levied on, absorbed or otherwise imposed directly on the sales of Product, including, without limitation, value added taxes or other governmental charges otherwise measured by the billing amount) which are included in any billing amount, and excluding any taxes imposed on or measured by the net income or profits of the selling party; (iv) charge back payments and rebates granted to managed health care organizations or to federal, state and local governments, their agencies, and purchasers and reimbursers or to trade customers, including but not limited to, wholesalers and chain and pharmacy buying groups; and (v) rebates (or equivalents thereof) that are granted to or charged by national, state, provincial or local governmental authorities in countries other than the United States. Such amounts shall be determined from the books and records of Alamo and its sublicensees and subdistributors maintained in accordance with U.S. GAAP consistently applied, and such amounts shall be calculated using the same accounting principles used for other Alamo products. Sales between or among Alamo, its Affiliates and its sublicensees and subdistributors shall be excluded from the computation of Net Sales if such Affiliates or sublicensees and subdistributors are not end-users, but Net Sales shall include the subsequent final sales to third parties by any such Affiliates or sublicensees and subdistributors. Where (i) Product is sold by Alamo, its Affiliates or their respective sublicensees and subdistributors other than in an arms-length sale or as one of a number of items without a separate invoiced price; or (ii) consideration for Product shall include any non-cash element, the Net Sales applicable to any such transaction shall be deemed to be Alamo’s average Net Sales price for the applicable quantity of to the Product at that time.
     “Notice of Rejection” shall have the meaning given such term in Section 5.5(a) hereof.
     “OraSolv®” shall mean CIMA’s orally disintegrating tablet formulations as described in the CIMA Patents.
     “PakSolv®” shall mean CIMA’s blister package for tablets as described in the CIMA Patents.
     “PDMA” shall mean the Prescription Drug Marketing Act of 1987, as amended from time to time, together with any rules or regulations promulgated thereunder.
     “Person” shall mean a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.
     “Product” shall mean a pharmaceutical product containing 25 mg, 50 mg, 100 mg, or such other amounts as may be agreed to by the Parties, as the case may be, of API formulated in DuraSolv® or OraSolv®, as the case may be. The Product definition may be expanded to include a 12.5 mg DuraSolv® dose should the Parties reasonably agree that such product is necessary for commercialization in the United States and such agreement is accompanied by a mutually agreeable development agreement outlining the activities and fees associated with such dose. The Parties intend to explore regulatory strategies that do not require such development.
     “Quarter” shall mean, as the case may be, the three months ending on March 31, June 30, September 30 or December 31 in any Year.

     “Specifications” shall mean, at any time, the specifications for the Product that are included in the Technical Agreement Addendum set forth on Schedule E.
     “Territory” shall mean the Regions of the world.
     “Region” shall mean each of the following four geographical areas as outlined on Schedule G (MAP of world): (i) Asia; (ii) Americas (includes, the United States,Mexico and Canada); (iii) Europe; and (iv) the rest of the world
     “Year” shall mean a calendar year during the term of this Agreement.
SECTION 2
GRANT OF LICENSES; LICENSE OPTION
     2.1 Grant of Licenses.
     (a) CIMA hereby grants to Alamo an exclusive license for the term of this Agreement under the following assets to market, distribute and sell the Product in the Territory (such assets are referred to herein collectively as the “Licensed Assets”):
               (i) all current and future regulatory filings, approvals, registrations and governmental authorizations that relate to the Product in the Territory; and
               (ii) the CIMA Intellectual Property.
          (b) The license granted under Section 2.1(a) to Alamo will be exclusive in that during the term of this Agreement, CIMA will not grant any licenses of the Licensed Assets to any other Person with respect to the Product or otherwise market, distribute or sell (or grant any other Person the right to market, distribute or sell) any pharmaceutical product containing API formulated in either DuraSolv® or OraSolv® in the Territory, except as provided in Section 2.1(c).
(c) In the event that Product is not commercially available in at least *** countries of a Region of the Territory within *** years from the Effective Date (or such longer time as may be required to obtain regulatory approval to make Product commercially available in such *** countries, provided that during such longer time Alamo is actively involved in pursuing such regulatory approval to the reasonable satisfaction of CIMA), CIMA and Alamo agree as follows:

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

               (i) Alamo’s license under 2.1(a) shall terminate in each such Region (other than the Americas Region unless product is not commercialized in the US) and CIMA shall be entitled to solicit interest of third parties in making the Product commercially available in any such Region.
               (ii) In the event that CIMA licenses the Product to a third party under this Section 2.1(c) within *** months from termination under Section 2.1(c)(i) , Alamo shall be entitled to receive *** of any royalties or license fee (not related to any development fees) received by CIMA from sales of the Product under such license to a third party for a period of *** years in each country in which the Product is launched, provided that Alamo cooperates with CIMA and such third party in obtaining regulatory approval for the Product, including providing access to any clinical data available to Alamo and any patent or other licenses necessary to commercialize the Product in any country or countries covered under the license from CIMA.
               (iii) Termination of Alamo’s license pursuant to this Section 2.1(c) in any Region shall not affect Alamo’s license or rights under this Agreement in any other Region in the Territory.
     2.2 Sublicenses. Alamo shall have the right to extend the licenses granted pursuant to this Section 2 in whole or in part to any Affiliate of Alamo, provided that Alamo is not then in material default with respect to any of its obligations to CIMA under this Agreement. All the terms and provisions of this Agreement shall apply to the Affiliate to which this license has been extended to the same extent as they apply to Alamo, and the operations of the Affiliate shall be deemed to be the operations of Alamo. In addition, Alamo shall have the right to extend the licenses granted pursuant to this Section 2 in whole or in part to Persons who are not Affiliates of Alamo with the prior written consent of CIMA, such consent not to be unreasonably withheld or delayed.
     2.3 Developments, Marketing, Distribution and Sale. Alamo shall use its commercially reasonable efforts to market, distribute and sell the Product in the Territory. Such efforts shall be consistent with industry norms, given the product profile, product potential and the state of the market, in each case, as existing from time to time.
     2.4 Minimum Annual Royalties. Alamo shall meet or exceed the Minimum Annual Royalty Targets set forth on Schedule A hereto or the provisions of this Section 2.4 shall apply. In the event that Alamo does not meet or expect to achieve the Minimum Annual Royalty Targets set forth on Schedule A hereto for any Year following the Year in which the Product is Launched, Alamo may elect either to terminate, upon written notification to CIMA, its license or to retain the license and pay the minimum royalty amount specified in Schedule A for such Year. If Alamo elects not to continue the license, then the license granted hereunder to Alamo will

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

terminate, and an amount equal to the Minimum Annual Royalty Target will be due for the Year during which such Minimum Annual Royalty Targets was not satisfied.
SECTION 3
PRODUCT DEVELOPMENT
     3.1 Obligations of CIMA. To the extent that such obligations have not been previously fulfilled, CIMA agrees as follows: CIMA shall be responsible for the successful performance of each of the development activities set forth on Schedule B within the respective time periods set forth on Schedule B.
     3.2 Obligations of Alamo. To the extent that such obligations (including, but not limited to payments) have not been previously made, Alamo agrees as follows: Alamo shall be responsible for the obligations and the payment obligations specified in Schedule B upon the successful performance of each of the development activities set forth on Schedule B within the respective time periods set forth on Schedule B.
     3.3 Regulatory Matters. CIMA represents and warrants that all Product supplied to Alamo shall be produced under cGMP and in accordance with the Specifications. CIMA shall furnish Alamo with a Certificate of Analysis with a cGMP statement to demonstrate that each shipment of Product has been manufactured under cGMP and other FDA guidelines and that the Specifications have been met. In addition, not more than once per Year unless unless otherwise agreed Alamo or its third party designee as approved by CIMA, such approval not to be unreasonably withheld, may, at its own expense, audit the facilities of CIMA, including its processes, records and other facets of the operation as may be necessary to assure that all applicable regulations have been complied with, and the Specifications have been met. CIMA shall permit duly authorized representatives of Alamo to audit all manufacturing and processing operations related to this Agreement at mutually agreeable reasonable times with a prior appointment. The right to audit shall commence with the Effective Date. These audits will be conducted to assure compliance with all pertinent acts, regulations, and guidelines promulgated by the FDA and other regulatory authorities, as well as standards then in effect in the regulatory environment. Such audits will be permitted during normal business hours and will be performed with a minimum of disruption. Alamo’s exercise or failure to exercise any of its rights to audit CIMA’s facilities and/or records pursuant to this Section 3.3 shall in no way alter or affect CIMA’s obligations under this Agreement.

SECTION 4
ROYALTY PAYMENTS
     4.1 Royalty Payments.
     (a) Subject to CIMA’s supply of Product in accordance with Section 5 hereof, Alamo shall make royalty payments to CIMA in the amounts set forth on Schedule C.
     (b) Alamo and CIMA acknowledge and agree that as of the Effective Date all payments set forth on Schedule D of the Original Agreement have been satisfied in full.
     (c) [Reserved]
     4.2 Records and Audit. Alamo and its Affiliates shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to CIMA hereunder. Such books of account shall be kept at Alamo’s principal place of business or the principal place of business of the appropriate Affiliate of Alamo to which this Agreement relates. Such books and the supporting data shall be open, at all reasonable times and upon reasonable notice during the term of this Agreement and for *** years after its termination, to the inspection by a firm of certified public accountants selected by CIMA and reasonably acceptable to Alamo, for the limited purpose of verifying Alamo’s royalty statements; provided, however, that such examination shall not take place more often than once each Year, shall not cover more than the preceding *** Years, with no right to audit any period previously audited and shall not occur during the 90-day period following the end of Alamo’s fiscal Year without the mutual agreement by Alamo. Except as otherwise provided in this Section, the cost of any such examination shall be paid by CIMA. In the event that any such inspection reveals a deficiency in excess of ***% of the reported royalty for the period covered by the inspection, Alamo shall promptly pay CIMA the deficiency, plus interest at the rate of ***% per annum (which interest shall accrue from the date any such deficiency payment was due), and shall reimburse CIMA for the reasonable fees and expenses paid to such accountants in connection with their inspection for such period. In the event that any such inspection reveals a deficiency that is less than ***% of the reported royalty for the period covered by the inspection, Alamo shall promptly pay CIMA the deficiency, plus interest at the rate of ***% per annum (which interest shall accrue from the date any such deficiency payment is due). In the event that any such inspection reveals an overpayment, CIMA shall promptly pay Alamo the overpayment. The parties agree that neither party shall be required to retain books and records with respect to the above other than books and records relating to the current Year and the immediately preceding *** Years.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

     4.3 Quarterly Reports and Payment of Royalties. In any Year following Launch of the Product, Alamo shall, within *** days after the end of the first, second and third Quarter, deliver to CIMA reports, certified by an authorized official of Alamo, setting forth the Net Sales and total royalties due under Section 4.1(a) for such Quarter. Alamo shall pay such royalties within *** days after the end of each Quarter by wire transfer, at CIMA’s cost, or such other method as CIMA may designate. In any Year following Launch of the Product, Alamo shall, within *** days after the end of the fourth (4th) Quarter, deliver to CIMA reports, certified by an authorized official of Alamo, setting forth the Net Sales and total royalties due under Section 4.1 (a). Alamo shall pay such royalties within *** days after the end of the fourth (4th) Quarter by wire transfer, or such other method as CIMA may designate. If no royalties are due, Alamo shall so report.
SECTION 5
SUPPLY OF PRODUCT
     5.1 Supply of Product.
     (a) Subject to Section 5.7, for the term of this Agreement, Alamo agrees to purchase from CIMA and CIMA agrees to supply Alamo with all of Alamo’s requirements for the Product, Product samples and Product placebos for their subsequent use, sale, offer for sale, lease or transfer by Alamo. Alamo shall be responsible for procurement of API or require, upon reasonable notice, CIMA to procure all API necessary for the satisfaction of its obligations under this Agreement. If Alamo procures the API necessary for CIMA to perform the supply activities described in this Section 5.1, then Alamo shall pay CIMA ***% of the API cost (net of any rebates, credits or refunds) for CIMA’s costs and expenses for handling the API. If CIMA, at Alamo’s request, procures the API necessary for CIMA to perform the supply activities described in this Section 5.1, then Alamo shall reimburse CIMA for CIMA’s certified direct out-of-pocket costs plus *** percent (***%) (net of any rebates, credits or refunds) for the acquisition of the API
     (b) Alamo agrees to initiate purchases of the Product, Product samples and Product placebos hereunder by issuing CIMA binding purchase orders not less than *** days prior to the required shipping date set forth therein. In addition, after the *** month period following Launch in any Region, Alamo will also provide a *** day forecast that is ***% binding for the next *** day period (i.e., if the forecast shows *** units in each quarter, then the first *** is ***% binding, second quarter is ***% binding or Alamo can reduce to *** units). CIMA agrees to accept any order issued in accordance with this Section 5.1(b) and to meet the delivery dates specified therein so long as at the time of receiving the purchase order, all artwork, API and

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

other responsibilities of Alamo are delivered in fine form to CIMA. All purchase orders hereunder shall be on Alamo’s standard purchase order form (a copy of which is attached as Schedule D hereto and which shall not, for purposes of this Agreement only, be modified in any material respect without CIMA’s prior written consent, such consent not to be unreasonably withheld or delayed) and shall be directed to CIMA at the address set forth below. The terms and conditions of purchase enumerated on the reverse side of such standard purchase order form shall prevail over any inconsistent or conflicting language as may exist on invoices, confirmation or order acknowledgment forms of CIMA, provided, however, that in the event any terms thereof are in conflict, or are inconsistent with any terms of this Agreement, the terms and conditions hereof shall prevail. No Product delivered by CIMA shall have a shelf life that is more than *** months less than the maximum shelf life of such product; and, in any case, all Product delivered by CIMA shall have no more than *** months into the regulatory approved expiry date of shelf life remaining upon delivery to Alamo. CIMA will use reasonable efforts to deliver to Alamo Product with more than *** months of shelf life if possible.
     (c) Purchase order quantities shall be equivalent to the batch size of the Product, Product samples or Product placebos which shall be determined during the development activities, approximately *** tablets for the 25 mg dose, and *** tablets for the 100 mg dose, in the aggregate for any single purchase order, unless otherwise mutually agreed by the parties. The delivery quantity of tablets for trade shall not exceed a total of *** batches in any one calendar month, unless otherwise agreed to by the Parties.
     (d) Purchase orders shall clearly state that the order is for tablets for sale, tablets for samples or placebos, as well as the shipping destination and address. Alamo and CIMA will work together to agree on reasonable quantities of tablets for samples if needed.
     5.2 Identification. Alamo may market the Product under its name, with its packaging and logo; Alamo will, however, identify CIMA as the supplier in a fair manner, reasonably acceptable to CIMA. Alamo may use CIMA’s name and derivations thereof in promoting, marketing and selling the Product in the Territory; provided, however, that the particular formulation of any reference to CIMA’s name in any promotional material shall be subject to CIMA’s review and consent; and provided further, that once the formulation of any such reference has been reviewed and consented to by CIMA, any subsequent reference to CIMA’s name using such formulation shall not be subject to the further review or consent of CIMA. All samples shall be clearly marked “for sample use only” or some similar phrasing suggested by Alamo. CIMA shall design and develop labels for the bulk tablet containers and Alamo shall review and approve such labels. Such approval shall not be unreasonably withheld.
     5.3 Trade and Sample Product Price. CIMA shall supply Product, Product samples and Product placebos to Alamo at the price set forth on Schedule F, subject to adjustment as set forth therein.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

     5.4 Forecasts, Delivery and Quality.
     (a) Alamo shall provide CIMA with ***-months non-binding forecasts within *** days after the end of each Quarter. Such forecasts shall be revised and extended in each succeeding Quarter. The first *** days of such forecast will be binding and a purchase order will be issued by Alamo for this amount. After *** post Launch in each Region, Alamo will also provide a ***% binding forecast for the subsequent *** day period (i.e., months *** will be ***% binding).
     (b) Delivery of the Product, Product samples and Product placebos shall be in accordance with the means of transportation, destination and dates set forth in Alamo’s purchase order, and shipped in full batch sized quantities. Delivery of the Product shall be EXW (Incoterms 2000) CIMA’s manufacturing facility in Minneapolis, Minnesota.
     (c) All deliveries of the Product hereunder shall include a Certificate of Analysis provided by the quality assurance manager of CIMA attesting to the fact that the Product (i) has been manufactured by a process which complies with cGMP and (ii) are of quality which is in accordance with criteria established in the Specifications and all FDA requirements.
     (d) The Product, Product samples and Product placebos supplied hereunder shall have been manufactured by a process which complies with GMP Quality Specifications.
     5.5 Rejection and Replacement.
     (a) In the event that Alamo determines that any Product, Product samples or Product placebos as manufactured and/or packaged by CIMA is Defective, then: (i) *** days from receipt of Product, Product samples or Product placebos to Alamo or to Alamo’s designated agent for final packaging; or (ii) in the event that such Product, Product samples or Product placebos is Defective as a result of a latent defect, within *** days of the discovery of such latent defect, Alamo shall provide to CIMA a written notice of rejection, specifying in reasonable detail the manner in which the Product is Defective (the “Notice of Rejection”). If no written Notice of Rejection is given to CIMA by Alamo within the period specified in clauses (i) and (ii), such Product, Product samples or Product placebos shall be deemed to have been accepted by Alamo, provided, however, that nothing contained in this Section 5.5(a) shall be deemed to relieve CIMA of its obligations under this Agreement.
     (b) Upon receipt of a Notice of Rejection from Alamo and in order to minimize any hardship to Alamo’s customers, CIMA shall use reasonable commercial efforts to promptly supply to Alamo a quantity of replacement Product, Product samples or Product placebos meeting the Specifications equal to the size of the lot which Alamo claims was Defective. In the

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

event that such Defective Product, Defective Product samples or Defective Product placebos are due to: (i) faulty manufacture; faulty release; faulty primary packaging or labeling of the relevant batch(es) of the Product; or (ii) improper shipping to Alamo’s designated agent for final packaging (which fact shall be established on the basis of the corresponding sealed samples retained by CIMA and/or Alamo’s designated agent for final packaging, utilizing an outside independent laboratory if necessary, the cost of which is borne by both parties and whose findings shall be binding), CIMA shall replace such batches free of charge, otherwise Alamo shall promptly pay CIMA for all such Product, Product samples or Product placebos, including any Defective Product, in accordance with Section 5.6. If CIMA is responsible for any Product deemed to be defective pursuant to this Section 5.5(b), then such Product will be destroyed by Alamo or returned to CIMA, at CIMA’s option and expense.
     5.6 Invoices and Payment. Upon CIMA’s shipment to Alamo or its designated agent of any Product, Product samples, or Product placebos CIMA shall be entitled to submit an invoice to Alamo, and Alamo agrees to remit payment with respect to such invoice within *** days from receipt of both such invoice and the shipment to which such invoice relates, unless within *** days from receipt of such shipment of Product Alamo sends a Notice of Rejection to CIMA under Section 5.5(a); provided, that payment of any invoice pursuant to this Section 5.6 shall not constitute or be deemed to constitute acceptance of any Product, Product samples or Product placebos, or in any way limit Alamo’s rights to inspect and/or reject any of the foregoing pursuant to Section 5.5 hereof. Within *** business days of delivery of the Product, Product samples, or Product placebos Alamo or its designated agent shall acknowledge the delivery of Product, Product samples, or Product placebos and shall notify CIMA’s shipping department of any obvious shipping damage; provided, that failure to provided any such notice shall not constitute a waiver or in any way limit Alamo’s rights under Section 5.5 with respect to such shipment. There will be a ***%, of invoice price, penalty per month, for each month a payment is past due. Such penalty shall not exceed ***% per annum.
     5.7 Supply Disruption; Alternate Manufacturing Site.
     (a) CIMA shall supply Alamo with the Product, Product samples and Product placebos in a timely manner in accordance with the complete orders and forecasts received by CIMA pursuant to Sections 5.1(b) and 5.4(a), respectively. In any consecutive *** month period, should CIMA fail to supply Alamo with substantially all of the Product, Product samples or Product placebos ordered for such period pursuant to Section 5.1(b), Alamo shall have the right to require CIMA to transfer the manufacture of the Product to another manufacturing facility designated by Alamo and approved by CIMA, such approval not to be unreasonably withheld, which manufacturing facility agrees to be bound by Section 9.4 hereof. CIMA will assume all costs of, take all actions and grant all rights with respect to CIMA Technology as shall be necessary to effect such transfer. No additional royalties shall be imposed on Alamo or any manufacturer as a result of any transfer under this Section 5.7. Should CIMA cure its failure

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

to supply, CIMA shall have the right to resume the manufacture of the Product and Alamo and CIMA shall, at CIMA’s expense, transfer the manufacture of the Product back to CIMA, if needed, within a commercially reasonable amount of time and all rights granted under the sublicense shall terminate.
     (b) If at any time following the Launch, if a second manufacturing facility is needed and Alamo wishes to qualify such a second manufacturing facility, capable of supplying the Product in accordance with the terms of this Agreement, CIMA and Alamo shall, as soon as practicable following the date of Launch, qualify a manufacturing plant designated by Alamo as an alternate FDA approved manufacturing and packaging site for the Product. The costs of obtaining such approval shall be borne by Alamo.
     5.8 CIMA’s Obligation to Continue Manufacture. If this Agreement terminates or expires through a material breach of CIMA, CIMA shall reasonably cooperate with Alamo in transferring the manufacture of the Product, including all necessary CIMA Technology related to the Product without the right to sublicense other than provided for in this Section 5.8, to Alamo, its Affiliate or a third-party appointed by Alamo (which manufacturing facility agrees to be bound by Section 9.4 hereof), and CIMA shall, if requested by Alamo, continue to supply the Product to Alamo pursuant to the terms of this Agreement until *** months from the date this Agreement is terminated or expires pursuant to Section 11.1 or until such manufacturing has been successfully transferred, whichever is sooner. Such a transfer will be at Alamo’s expense. Should Alamo desire to have CIMA continue the manufacture of Product beyond the ***-month period provided for in this Section 5.8, CIMA agrees to enter into good faith negotiations with Alamo to discuss terms of manufacture.
     5.9 EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THE PRODUCT WILL BE SUPPLIED BY CIMA WITH NO WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
SECTION 6
[RESERVED]

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

SECTION 7
REPRESENTATIONS AND WARRANTIES OF CIMA
     CIMA hereby represents and warrants to Alamo that:
     7.1 Organization, Power and Authority. CIMA is a corporation duly organized and validly existing under the laws of the State of Delaware. CIMA has all necessary corporate power and authority to enter into, and be bound by the terms and conditions of, this Agreement, and to license the Licensed Assets to Alamo pursuant hereto.
     7.2 Due Authority; No Breach. The execution, delivery and performance by CIMA of this Agreement and each agreement or instrument contemplated by this Agreement, and the performance of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action by CIMA. This Agreement is, and each agreement or instrument contemplated by this Agreement, when executed and delivered by CIMA in accordance with the provisions hereof, will be (assuming the due execution and delivery hereof and thereof by Alamo) the legal, valid and binding obligation of CIMA, in each case enforceable against CIMA in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws from time to time in effect which affect the enforcement of creditors’ rights generally and by legal and equitable limitations on the availability of specific performance and other equitable remedies against CIMA. All persons who have executed this Agreement on behalf of CIMA, or who will execute on behalf of CIMA any agreement or instrument contemplated by this Agreement, have been duly authorized to do so by all necessary corporate action. Neither the execution and delivery of this Agreement or any such other agreement or instrument by CIMA, nor the performance of the obligations contemplated hereby and thereby, will (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of the articles of incorporation or by-laws of CIMA or any material contract or any other material obligation to which CIMA is a party or to which it is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency, arbitrator or governmental body against, or affecting or binding upon, CIMA or upon the securities, property or business of CIMA, or (iii) constitute a violation by CIMA of any applicable law or regulation of any jurisdiction as such law or regulation relates to CIMA, or to the property or business of CIMA except for such conflict, acceleration, default, breach or violation that is not reasonably likely to have a material adverse effect on CIMA’s ability to perform its obligations under this Agreement or under any agreement or instrument contemplated hereby.
     7.3 Intellectual Property. CIMA is the lawful owner of the Licensed Assets, CIMA can license the Licensed Assets without the consent of any third party, there is no pending or overtly threatened claim against CIMA asserting that any of the Licensed Assets infringes or violates the rights of third parties or that Alamo, by practicing under the Licensed Assets in performing the Activities, would violate any of the intellectual property rights of any third party, and nothing has come to the attention of CIMA which has, or reasonably should have, led CIMA to believe that any of the Licensed Assets infringes or violates the right of third parties. CIMA has not given any notice to any third parties asserting infringement by such third parties upon any of the Licensed Assets. CIMA is not aware of and has not received any communications challenging the ownership, validity, enforceability or effectiveness of any of the Licensed Assets. CIMA has not granted any right to any third party relating to the Activities which would violate the terms of or conflict with the rights granted to Alamo pursuant to this Agreement.
     7.4 [RESERVED]
     7.5 Litigation. There are no pending or, to the best of CIMA’s knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings pending as of the date hereof against CIMA relating to the Activities, or the Licensed Assets which, either individually or together with any other, would have a material adverse effect on the Activities, the Licensed Assets, or the ability of CIMA to perform its obligations under this Agreement or any agreement or instrument contemplated hereby. There are no pending, and CIMA does not presently contemplate bringing, any actions or suits relating to the Activities, or the Licensed Assets against others.
     7.6 Governmental Approval. No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by CIMA or the performance by CIMA of its obligations contemplated hereby and thereby.
     7.7 Brokerage. No broker, finder or similar agent has been employed by or on behalf of CIMA, and no Person with which CIMA has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.
SECTION 8
REPRESENTATIONS AND WARRANTIES OF ALAMO
     Alamo represents and warrants to CIMA that:
     8.1 Organization, Power and Authority. Alamo is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California . Alamo has all necessary power and authority to enter into, and be bound by the terms and conditions of, this Agreement and to license the Licensed Assets.
     8.2 Due Authority; No Breach. The execution, delivery and performance by Alamo of this Agreement, and each agreement or instrument contemplated by this Agreement, and the performance of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action by Alamo. This Agreement is, and each agreement or instrument contemplated by this Agreement, when executed and delivered by Alamo in accordance with the provisions hereof, will be (assuming due execution and delivery hereof and thereof by CIMA) the legal, valid and binding obligation of Alamo, in each case enforceable against Alamo in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization, or similar laws from time to time in effect which affect the enforcement of creditor’s rights generally and by legal and equitable limitations on the availability of specific performance and other equitable remedies against Alamo. All persons who have executed this Agreement on behalf of Alamo, or who will execute on behalf of Alamo any agreement or instrument contemplated by this Agreement, have been duly authorized to do so by all necessary action. Neither the execution and delivery of this Agreement by Alamo, or any such other agreement or instrument by Alamo, nor the performance of the obligations contemplated hereby and thereby, will (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of its articles of organization or other governing documents or any material contract or any other material obligation to which Alamo is a party or to which it is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any court, administrative agency, arbitrator or government body against, or affecting or binding upon, Alamo or upon the securities, property or business of Alamo, or (iii) constitute a violation by Alamo of any applicable law or regulation of any jurisdiction as such law or regulation relates to Alamo or to the property or business of Alamo, except for such conflict, acceleration, default, breach or violation that is not reasonably likely to have a material adverse effect on Alamo’s ability to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.
     8.3 Brokerage. No broker, finder or similar agent has been employed by or on behalf of Alamo and no Person with which Alamo has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.
     8.4 Litigation. There are no pending or, to the best of Alamo’s knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings pending as of the date hereof against Alamo which, either individually or together with any other, will have a material adverse effect on the ability of Alamo to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.
     8.5 Governmental Approval. No consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by Alamo or the performance by Alamo of its obligations contemplated hereby and thereby.

SECTION 9
ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES
     9.1 Governmental Filings. CIMA and Alamo each agree to prepare and file whatever filings, listings, requests or applications are required to be filed with any governmental authority in connection with this Agreement or the Product and to cooperate with one another as reasonably necessary to accomplish the foregoing.
     9.2 Compliance with Law. Alamo and CIMA shall each use commercially reasonable efforts to comply with federal, state and local laws and regulations applicable to the performance of their respective rights and obligations hereunder. CIMA and Alamo each shall keep all records and reports required to be kept by applicable laws and regulations, and each shall make its facilities available at reasonable times during business hours for inspection by representatives of governmental agencies. CIMA and Alamo each shall notify the other within forty-eight (48) hours of receipt of any notice or any other indication what so ever of any FDA or other governmental agency inspection, investigation or other inquiry, or other material notice or communication of any type, involving the Product. Alamo and CIMA shall cooperate with each other during any such inspection, investigation or other inquiry including, but not limited to, allowing upon request a representative of the other to be present during the applicable portions of any such inspection, investigation or other inquiry and providing copies of all relevant documents. Alamo and CIMA shall discuss any written response to material observations or notifications received in connection with any such inspection, investigation or other inquiry and each shall give the other an opportunity to comment upon any proposed response before it is made. In the event of disagreement concerning the form or content of such response, however, CIMA shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities and Alamo shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities.
     9.3 Recall. Alamo and CIMA shall consult with one another as to all decisions concerning recall or withdrawal of the Product from the market, including, but not limited to, determining whether or not to make any such recall or withdrawal, the timing and scope thereof, and the means of conducting any recall or withdrawal. The party requesting any recall or withdrawal must receive the prior written consent of the other party, such consent not to be unreasonably withheld, prior to initiating such recall or withdrawal. No consent shall be necessary if the recall or withdrawal is requested by the FDA or other governmental authority. CIMA shall bear the costs (including but not limited to, shipping and product credits) for any recall or withdrawal due to CIMA’s failure to comply with this Agreement, including Product failure relating to CIMA’s cGMP or CIMA’s failure to meet the Specifications . The costs for any other recall or withdrawal shall be the responsibility of Alamo.
     9.4 Confidentiality. Alamo shall treat as confidential the Licensed Assets and all other information of CIMA of which Alamo becomes aware in connection with this Agreement (collectively, “CIMA Proprietary Information”). Alamo shall neither disclose CIMA Proprietary Information to any third party nor use CIMA Proprietary Information for any purpose other than as set forth in this Agreement. CIMA shall treat as confidential all other information of Alamo of which CIMA became aware of prior to the Effective Date or becomes aware in connection with this Agreement (collectively, “Alamo Proprietary Information”). CIMA shall neither disclose Alamo Proprietary Information to any third party nor use Alamo Proprietary Information for any purpose other than as set forth in this Agreement.
     Nothing contained herein will in any way restrict or impair either party’s (the “Using Party’s”) right to use, disclose or otherwise deal with any Proprietary Information of the other party which:
          (a) at the time of disclosure is known to the public or thereafter becomes known to the public by publication or otherwise through no fault of the Using Party;
          (b) the Using Party can establish was in its possession prior to the time of the disclosure and was not obtained directly or indirectly from the other party;
          (c) is independently made available to the Using Party by a third party who is not thereby in violation of a confidential relationship with the other party known to the Using Party;
          (d) is developed by the Using Party independently of the Proprietary Information received from the other party and the Using Party can establish such development; or
          (e) is information required to be disclosed by legal or regulatory process; provided, in each case the Using Party timely informs the other party and uses reasonable efforts to limit the disclosure and maintain confidentiality to the extent possible and permits the other party to intervene and contest or attempt to limit the disclosure.
Alamo shall obtain no right or license of any kind under the CIMA Proprietary Information except as set forth in this Agreement. CIMA shall obtain no right or license of any kind under the Alamo Proprietary Information except as set forth in this Agreement.
     9.5 Expenses. CIMA and Alamo shall each bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby.
     9.6 Reasonable Efforts. CIMA and Alamo each hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done all things necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of governmental Persons and other Persons.
     9.7 Publicity. Except as expressly contemplated hereby, the parties agree that no publicity release or announcement concerning the transactions contemplated hereby shall be issued without the advance written consent of the other, which consent shall not be unreasonably withheld or delayed, except as such release or announcement may be required by law, including but not limited to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, in which case the party making the release or announcement shall, before making any such release or announcement, afford the other party a reasonable opportunity to review and comment upon such release or announcement; provided, that the party making the release or announcement or otherwise disclosing this Agreement to any governmental agency in accordance with the foregoing exception shall use its best efforts to obtain confidential treatment of the terms hereof to the fullest extent permitted by applicable law.
     9.8 Cooperation. If either party shall become engaged in or participate in any investigation, claim, litigation or other proceeding with any third party, including the FDA, relating in any way to the Product or any of the Licensed Assets the other party shall cooperate in all reasonable respects with such party in connection therewith, including, without limitation, using its reasonable efforts to make available to the other such employees who may be helpful with respect to such investigation, claim, litigation or other proceeding, provided that, for purposes of this provision, reasonable efforts to make available any employee shall be deemed to mean providing a party with reasonable access to any such employee at no cost for a period of time not to exceed 24 hours (e.g., three 8-hour business days). Thereafter, any such employee shall be made available for such time and upon such terms and conditions (including, but not limited to, compensation) as the parties may mutually agree.
     9.9 Competition; No Sale for Resale. Neither Alamo nor any sub-licensee of Alamo shall knowingly sell any Product to anyone in the Territory for subsequent distribution or resale outside the Territory and each shall take all reasonable precautions to prevent such distribution or resale outside the Territory. Except as provided in 2.1 (c), CIMA shall not knowingly sell any Product to anyone in the Territory or outside the Territory for subsequent distribution or resale in the Territory and CIMA shall take all reasonable precautions to prevent such distribution or resale in the Territory.
     9.10 Conflicting Rights. CIMA shall not grant any right to any third party relating to the Activities which would violate the terms of or conflict with the rights granted to Alamo pursuant to this Agreement.
     9.11 Patent and Trademark Maintenance.
          (a) CIMA hereby represents and warrants that, to the best of its knowledge, the CIMA Technology, when used with the API, includes all the technology, patents, know-how, trade secrets and other intellectual property necessary to manufacture the Product. Any improvement (whether or not patentable) in the technology used in manufacturing the Product shall be owned by CIMA.
          (b) CIMA shall be solely responsible for filing, prosecuting, and maintaining all of the CIMA Patents, and CIMA shall pay the costs associated therewith. CIMA shall file, prosecute, and maintain all CIMA Patents so as to fully continue the benefits under the licenses granted to Alamo hereunder. CIMA may, however, discontinue prosecuting or maintaining any CIMA Patent if (i) CIMA has a valid business reason to do so, and (ii) CIMA notifies Alamo of this decision in which event, Alamo shall have the right, but not the obligation, to prosecute or maintain any such patent, with the full cooperation of CIMA, in Alamo’s name and at Alamo’s expense.
          (c) CIMA shall be solely responsible for filing, prosecuting, and maintaining all CIMA Trademarks, and CIMA shall pay the costs associated therewith. All registrations, variations, logos, goodwill and other rights under or acquired through use of the CIMA Trademarks shall accrue and belong to CIMA. Except as provided herein, Alamo shall have no rights to use the CIMA Trademarks. Alamo will not use in its business, in or outside of the Territory, any other mark or name which is similar to or nearly resembles any of the CIMA Trademarks in use by CIMA to indicate the source and origin of the CIMA Technology as to be likely to cause deception or confusion. Alamo recognizes that CIMA is the owner of all CIMA Trademarks used in commerce to indicate the source of the CIMA Technology and agrees that the CIMA Trademarks shall remain vested in CIMA both during the term of this Agreement and thereafter. Alamo shall not contest the validity of the CIMA Trademarks or CIMA’s ownership of the CIMA Trademarks. Use of the CIMA Trademarks by Alamo in conjunction with the manufacture, use, and sale of the Product and all goodwill related thereto shall inure to the benefit of CIMA for purposes of building the longevity and extent of use of the CIMA Trademarks.
          (d) Alamo shall be solely responsible for filing, prosecuting, and maintaining all trademarks it develops or owns for the Product (the “Alamo Trademarks”), and Alamo shall pay the costs associated therewith. All registrations, variations, logos, goodwill and other rights under or acquired through use of the Alamo Trademarks shall accrue and belong to Alamo. CIMA shall have no rights to use the Alamo Trademarks. CIMA will not use in its business, in or outside of the Territory, any other mark or name which is similar to or nearly resembles the Alamo Trademarks in use by Alamo in a manner that is likely to cause deception or confusion. CIMA recognizes that Alamo is the owner of all of the Alamo Trademarks used in commerce to indicate the source of the Product and agrees that the Alamo Trademarks shall remain vested in Alamo both during the term of this Agreement and thereafter. CIMA shall not contest the validity of the Alamo Trademarks or Alamo’s ownership of the Alamo Trademarks. Use of the Alamo Trademarks by Alamo in conjunction with the manufacture, use, and sale of the Product and all goodwill related thereto shall inure to the benefit of Alamo for purposes of building the longevity and extent of use of the Alamo Trademarks.
          (e) Alamo and CIMA agree that, where applicable and appropriate, all packaging of the Product shall identify (i) the number of the CIMA Patents and CIMA as the owner thereof and (ii) Alamo as the owner of the Alamo Trademarks.
          (f) Any provisions in this Agreement to the contrary notwithstanding, Alamo acknowledges that, for all purposes, CIMA is the owner of the CIMA Technology.

     9.12 Infringement; Enforcement of Proprietary Rights.
          (a) Infringement of Patent Rights. Each party shall promptly notify the other of any alleged infringement by third parties of any CIMA Patent and provide any information available to that party relating to such alleged infringement.
          (i) Within a reasonable time (not to exceed 30 days) following such notification, the parties shall meet to discuss a desirable response to such infringement and enter into good faith negotiations to determine an agreed upon course of action to end such infringement and the appropriate allocation of any costs or recoveries associated therewith.
          (ii) If the parties are unable to agree upon the course of action or the appropriate allocation of any costs associated therewith, CIMA shall have the responsibility to investigate such alleged infringement and shall have the first right, at its own expense, to end any infringement of such rights that materially affect Alamo’s rights pursuant to this Agreement, including, but not limited to, bringing suit against such third party infringer. In the event that CIMA does not bring suit against such third party infringer, Alamo may bring suit against such third party infringer on CIMA’s behalf.
          (b) Procedures. No settlement, consent judgment or other voluntary final disposition of any suit contemplated by Section 9.12(a) may be entered into without the consent of each party, which consent shall not be unreasonably withheld or delayed. Unless otherwise agreed by the parties, to the extent that any suit contemplated by Section 9.12 (a) is directly related to the Product, any recovery of Damages to the extent related to the Product (net of the respective out-of-pocket legal fees and associated costs) in any such suit shall be allocated among the parties hereto assuming that such Damages constitute Net Sales by Alamo hereunder and then *** split between the parties thereafter. In the event of any infringement suit against a third party brought by either party pursuant to this Section 9.12, the party not bringing such suit shall cooperate in all respects, execute any documents reasonably necessary to permit the other party to prosecute such suit, and to the extent reasonable, shall make available its employees and relevant records to provide evidence for such suit.
     9.13 Referral of Orders and Inquiries. Except as provided in 2.1 (c), CIMA shall refer all Persons sending orders or making inquiries regarding the Product within the Territory to Alamo and shall promptly notify Alamo of the name of each such Person and the nature of the inquiry of such Person.

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

SECTION 10
INDEMNIFICATION
     10.1 Indemnification.
     (a) CIMA shall indemnify, defend and hold Alamo (and its directors, officers, employees, and Affiliates) harmless from and against any and all Damages incurred or suffered by Alamo (and its directors, officers, employees, and Affiliates) as a consequence of:
          (i) any breach of any representation, warranty or covenant made by CIMA in this Agreement or any agreement, instrument or document delivered by CIMA pursuant to the terms of this Agreement;
          (ii) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of CIMA contained in this Agreement; or
          (iii) any act or omission of CIMA with respect to the operation of CIMA’s business, or the handling, manufacturing, or use of the Product by CIMA; or
          (iv) any claim or demand that the manufacture, use, sale or offer for sale of the Product by reason of CIMA Technology infringes any United States or foreign patent.
     (b) Alamo shall indemnify, defend and hold CIMA (and its directors, officers, employees, and Affiliates) harmless from and against any and all Damages incurred or suffered by CIMA (and its directors, officers, employees, and Affiliates) as a consequence of:
          (i) any breach of any representation, warranty or covenant made by Alamo in this Agreement or any agreement, instrument or document delivered by Alamo pursuant to the terms of this Agreement;
          (ii) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Alamo contained in this Agreement; or
          (iii) any act or omission of Alamo with respect to the operation of Alamo’s business or the handling, manufacturing, sale, consumption or use of the Product by Alamo.
     10.2 Notice and Opportunity To Defend. Promptly after receipt by a party hereto of notice of any claim which could give rise to a right to indemnification pursuant to Section 10.1. such party (the “Indemnified Party”) shall give the other party (the “Indemnifying Party”) written notice describing the claim in reasonable detail. The failure of an Indemnified Party to give notice in the manner provided herein shall not relieve the Indemnifying Party of its obligations under this Section, except to the extent that such failure to give notice materially prejudices the Indemnifying Party’s ability to defend such claim. The Indemnifying Party shall have the right, at its option, to compromise or defend, at its own expense and by counsel mutually agreed by the Parties, any such matter involving the asserted liability of the party seeking such indemnification. If the Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly (and in any event not less than 10 days after receipt of the Indemnified Party’s original notice) notify the Indemnified Party in writing of its intention to do so, provided such compromise in no way imputes guilt or fault upon, or imposes any obligations on, Indemnified Party. The Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise or defense against any such asserted liability. All reasonable costs and expenses incurred in connection with such cooperation shall be borne by the Indemnifying Party, as incurred by the Indemnified Party. If the Indemnifying Party elects not to compromise or defend the asserted liability, fails to notify the Indemnified Party of its election to compromise or defend as herein provided, fails to admit its obligation to indemnify under this Agreement with respect to the claim, or, if in the reasonable opinion of the Indemnified Party, the claim could result in the Indemnified Party becoming subject to injunctive relief or relief other than the payment of money damages that could materially adversely affect the ongoing business of the Indemnified Party in any manner, the Indemnified Party shall have the right, at its option, to pay, compromise or defend such asserted liability by its own counsel and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnifying Party hereunder and shall be due and payable within thirty (30) days of receipt of the invoice therefor. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim over the reasonable objection of the other. In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the defense of such asserted liability. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary for such defense. Notwithstanding anything to the contrary in this Section 10.2, (i) the party conducting the defense of a claim shall (A) keep the other party informed on a reasonable and timely basis as to the status of the defense of such claim (but only to the extent such other party is not participating jointly in the defense of such claim), and (B) conduct the defense of such claim in a prudent manner, and (ii) the Indemnifying Party shall not cease to defend, settle or otherwise dispose of any claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld). Upon the final determination of liability and the amount of the indemnification payment under this Section 10, the appropriate party shall pay to the other, as the case may be, within 10 business days after such determination, the amount of any claim for indemnification made hereunder.
     10.3 Survival. The provisions of Section 10 shall survive any termination of this Agreement. Each Indemnified Party’s rights under Section 10 shall not be deemed to have been waived or otherwise affected by such Indemnified Party’s waiver of the breach of any representation, warranty, agreement or covenant contained in or made pursuant this Agreement, unless such waiver expressly and in writing also waives any or all of the Indemnified Party’s right under Section 10.

     10.4 Insurance. Alamo shall maintain throughout the term of this Agreement comprehensive general liability insurance, including product liability insurance underwritten by an insurance company reasonably acceptable to CIMA. This insurance coverage shall provide protection of not less than ten ($10) million, combined single limit for personal injury and property damage (on a per occurrence basis) with CIMA named as an additional insured. Such liability insurance shall be maintained on an occurrence basis to provide such protection after expiration or termination of the policy itself and/or this Agreement. Alamo shall furnish to CIMA certificates issued by the insurance company setting forth the amount of the liability insurance and a provision that CIMA shall receive thirty (30) days written notice prior to termination, reduction or modification of coverage.
SECTION 11
TERMINATION
     11.1 Termination. The term of this Agreement shall begin upon the Effective Date and, unless sooner terminated as hereinafter provided, shall end upon the later of expiration of the last CIMA Patent to expire on a Region-by-Region and Product-by-Product basis or *** years from Launch in the particular Region, or, if later, the expiration of any other patent resulting from the development process contemplated hereby. Should Alamo desire to have CIMA continue the manufacture of Product beyond the date of Termination, CIMA agrees to enter into good faith negotiations with Alamo to discuss terms of manufacture up to an additional *** months. Notwithstanding the foregoing, this Agreement may be terminated as follows:
          (a) Termination for Insolvency. If either Alamo or CIMA (i) makes a general assignment for the benefit of creditors or becomes insolvent; (ii) files an insolvency petition in bankruptcy; (iii) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; (iv) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or (v) becomes a party to any proceeding or action of the type described above in (iii) or (iv) and such proceeding or action remains undismissed or unstayed for a period of more than 60 days, then the other party may by written notice terminate this Agreement in its entirety with immediate effect.
          (b) Termination for Default. Alamo and CIMA each shall have the right to terminate this Agreement for default upon the other’s failure to comply in any material respect with the terms and conditions of this Agreement. At least 60 days prior to any such termination for default, the party seeking to so terminate shall give the other written notice of its intention to terminate this Agreement in accordance with the provisions of this Section 11.1(b), which notice shall set forth the default(s) which form the basis for such termination. If the defaulting party fails to correct such default(s) within 60 days after receipt of notification, then such party

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

immediately may terminate this Agreement. This Section 11.1(b) shall not be exclusive and shall not be in lieu of any other remedies available to a party hereto for any default hereunder on the part of the other party.
          (c) Termination for Failure to Pay Minimum Royalties. Subject to Section 2.4, CIMA may terminate this Agreement in accordance with the procedure provided for in Section 11.1(b) in the event Alamo fails to pay CIMA an amount equal to the Minimum Annual Royalty Target in accordance with Exhibit A of this Agreement during or within *** days after the end of each Year during the term.
          (d) Termination for Failure to Commercialize. CIMA may terminate this Agreement on a Region-by-Region basis for Alamo’s failure to commercialize the Product in that Region in accordance with Section 2.1(c) of this Agreement.
          (e) Continuing Obligations. Termination of this Agreement for any reason shall not relieve the parties of any obligation accruing prior thereto with respect to the Product and any ongoing obligations hereunder with respect to the remaining Product and shall be without prejudice to the rights and remedies of either party with respect to any antecedent breach of the provisions of this Agreement. Without limiting the generality of the foregoing, no termination of this Agreement, whether by lapse of time or otherwise, shall serve to terminate the obligations of the parties hereto under Sections 7, 8, 9.3, 9.4, 9.6, 9.8, 10, 11.1(c) and 12 hereof, and such obligations shall survive any such termination.
SECTION 12
MISCELLANEOUS
     12.1 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither CIMA nor Alamo may assign any of its rights, duties or obligations hereunder without the prior written consent of the other, except that no prior written consent shall be required in the event that a third party acquires substantially all of the assets or outstanding shares of, or merges with, Alamo or CIMA, as the case may be.
     12.2 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or facsimile and confirmed in writing, or mailed first class, postage prepaid, by registered or certified mail, return receipt requested (mailed notices and notices sent by facsimile shall be deemed to have been given on the date received) as follows:

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

     If to CIMA, as follows:
CIMA LABS INC.
10000 Valley View Road
Eden Prairie, MN 55344
Facsimile: (952)947-8770
Attention: General Manager
     with a copy to:
CIMA LABS INC.
7325 Aspen Lane
Brooklyn Park, MN 55428
Facsimile: (763) 488-4770
Attention: Sr. Counsel/Dir. of Legal Services
     If to Alamo, as follows:
Alamo Pharmaceuticals, LLC
8501 Wilshire Blvd.,
Suite 318
Beverly Hills, CA 90211
Facsimile: (310) 854-0739
Attention: Chief Financial Officer
     with a copy to:
Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa Street
Los Angeles, CA 90017
Facsimile: (213) 629-5063
Attention: Kenneth J. Baronsky
or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 12.2 by any party hereto to the other party.
     12.3 Waiver; Remedies. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by such party. No delay on the part of CIMA or Alamo in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either CIMA or Alamo of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

     12.4 Survival of Representations. Each of the representations and warranties made in this Agreement shall survive the term of this Agreement.
     12.5 Independent Contractors. The parties hereto are independent contractors and nothing contained in this Agreement shall be deemed to create the relationship of partners, joint venturers, or of principal and agent, franchiser and franchisee, or of any association or relationship between the parties other than as expressly provided in this Agreement. Alamo acknowledges that it does not have, and Alamo shall not make representations to any third party, either directly or indirectly, indicating that Alamo has any authority to act for or on behalf of CIMA or to obligate CIMA in any way whatsoever. CIMA acknowledges that it does not have, and it shall not make any representations to any third party, either directly or indirectly, indicating that it has any authority to act for or on behalf of Alamo or to obligate Alamo in any way whatsoever.
     12.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings of the parties relating thereto.
     12.7 Amendment. This Agreement may be modified or amended only by written agreement of the parties hereto.
     12.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.
     12.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York excluding any choice of law rules which may direct the application of the law of another state.
     12.10 Dispute Resolution. To the extent a dispute arises with respect to a term or provision of this Agreement which is not subject to a specific time period or remedy, the Parties will use all reasonable efforts to resolve in an amicable fashion any dispute, claim or controversy that may arise relating to the terms or performance of this Agreement. If the Parties are unable to resolve such dispute within thirty (30) days after initial notice, either party, by notice to the other, have such dispute referred to a senior officer of each company. Such officers shall attempt to resolve the dispute by good faith negotiation within thirty (30) days after receipt of such notice.
     12.11 Captions. All section titles or captions contained in this Agreement, in any Schedule referred to herein or in any Exhibit annexed hereto, and the table of contents, if any, to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

     12.12 No Third-Party Rights. No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a party or not affiliated with a party to this Agreement.
     12.13 Severability. If any provision of this Agreement is found or declared to be invalid or unenforceable by any court or other competent authority having jurisdiction, such finding or declaration shall not invalidate any other provision hereof, and this Agreement shall thereafter continue in full force and effect.
     12.14 Attachments. All Schedules, Exhibits and other attachments to this Agreement are by this reference incorporated herein and made a part of this Agreement.
     12.15 Force Majeure. In the event that a party is prevented from carrying out its obligations under this Agreement by an event of Force Majeure, then such party’s performance of its obligations under this Agreement shall be excused during the period of such event and for a subsequent reasonable period of recovery.
     12.16 Effect on Original Agreement. This Agreement replaces and supersedes the Original Agreement in its entirety and constitutes the entire understanding of the parties with respect to the subject matter contained herein.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the day and year first above written.

CIMA LABS INC.
By:	/s/ Todd MacLaughlan
	Name:	Todd MacLaughlan
	Title:	General Manager

ALAMO PHARMACEUTICALS, LLC
By:	/s/ Neal R. Cutler
	Name:	Neal R. Cutler, M.D.
	Title:	President and C.E.O.

Amended and Restated Development, License and Supply Agreement
Schedule A
Minimum Annual Royalty Targets
     Pursuant to Section 2.4, in each Year during the term, Alamo shall meet or exceed the minimum annual royalty targets set forth below (“Minimum Annual Royalty Targets”), or pay such amounts to CIMA within *** days after the end of each Year. Any royalties paid by Alamo with respect to Net Sales of the Products for such Year shall be credited toward achievement of the Minimum Annual Royalty Targets.
     Minimum Annual Royalty Targets

Minimum Annual
Year	Royalty Targets
***	$	*	**

***	$	*	**

***	$	*	**

***	$	*	**

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Amended and Restated Development, License and Supply Agreement
Schedule B
Development Schedule

***	***	***	***

***	***	***

***	***	***	***

***	***	***	***

***	***	***	***

	***	***

	***	***	***

***	***	***	***

***	***	***	***

***	***	***

	***	***	***

***

***

***

***

***

***

***

***

***

***

***

***

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

	*	**
	*	**

***

	*	**	*	**	*	**	*	**	*	**	*	**	*	**	*	**	*	**

***	*	**	*	**	*	**	*	**

***	*	**	*	**	*	**	*	**

***					*	**	*	**	*	**	*	**	*	**	*	**	*	**

	*	**

***

***

	*	**
******Any additional work beyond this proposal will be charged per activity.******
     Below please find the cost schedule for the commercial stability program for Fazaclo tablets. A commercial lot includes process validation lots, annual maintenance lots, and any lot set on stability for any other reason as agreed upon between Alamo and CIMA.
Table 1. Cost Schedule

Activity	Cost

Per lot set up fee	$	*	**

Cost for time zero (included in release testing)	$	*	**

Cost per sample pull	$	*	**
The set up fee includes protocol generation, sampling, labeling, inventory, and storage at all specified conditions. Cost per sample pull includes testing, data review, data entry into database, and reporting. A single lot pulled from two conditions and subsequently tested constitutes two sample pulls. Detail of total sample pulls and costs are shown in Tables 2 and 3.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

***
***
     ***

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Amended and Restated Development, License and Supply Agreement
Schedule B (continued)
Table 2. Detail of Expected Study Starts and Sample Pulls

	2004		2005		2006		2007
Set ups	*	**	*	**	*	**	*	**
Val batch pulls	*	**	*	**	*	**	*	**
Annual batch pulls	*	**	*	**	*	**	*	**
Table 3. Detail of Expected Costs per Year

	2004			2005			2006			2007
Set ups		*	**		*	**		*	**		*	**
Val batch pulls		*	**		*	**		*	**		*	**
Annual batch pulls		*	**		*	**		*	**		*	**

Total	$	*	**	$	*	**	$	*	**	$	*	**
Invoicing will occur as stability pulls are tested.

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Amended and Restated Development, License and Supply Agreement
Schedule C
Royalty Rates
     Pursuant to Sections 4.1(a) and 4.3, if Alamo exceeds the Minimum Annual Royalty Targets specified in Schedule A, Alamo shall pay to CIMA a percentage of annual Net Sales actually recorded during such Year, as indicated on the following schedule under Tier 1. Should Alamo not achieve the Annual Royalty Targets specified in Schedule A, Alamo shall pay to CIMA the higher amount of (a) Minimum Annual Royalty Targets or (b) a percentage of annual Net Sales actually recorded during such Year, as indicated on the following schedule under Tier 2.

Tier	Royalty Rate
Tier 1	*** % of Net Sales
Tier 2	***% of Net Sales

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Amended and Restated Development, License and Supply Agreement
Schedule D
Alamo Purchase Order
[See Attached]

Amended and Restated Development, License and Supply Agreement
Schedule E
Technical Agreement Addendum
     CIMA will be accountable for all aspects of the Product research and development and manufacturing other than (i) the design and conduct of clinical trials, (ii) the assembly and filing of the regulatory documents and (iii) the final packaging artwork and sales of Product. Specifications will be mutually agreed by both parties on or prior to the final regulatory filing.
Clozapine OraSolv®
Anticipated Product Attributes:
***

***	Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Amended and Restated Development, License and Supply Agreement
Schedule E (continued)
Clozapine DuraSolv®
Anticipated Product Attributes:
***

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Amended and Restated Development, License and Supply Agreement
Schedule F
Cost of Goods
     Pursuant to Sections 5.1, 5.3 and 5.6, Alamo shall pay to CIMA the amounts indicated on the following schedule in respect of CIMA’s manufacturing obligations hereunder.
          TRADE and SAMPLES (cost per tablet) — 2004

Potency	Total Cost(1) (2)	Packaging
25 mg	$ ***	Bulk, in fiber drums

50 mg	$***	Bulk, in fiber drums

100 mg	$***	Bulk, in fiber drums

1)	The cost per tablet does not include the cost of API.

2)	Per tablet costs will be adjusted annually on January 1st, but increases shall not exceed the PPI (Pharmaceutical) increase for that year.
          PLACEBOS (cost per tablet)

Placebo
Type	Total Cost	Packaging
25 mg	$***	Bulk, in fiber drums

50 mg	$***	Bulk, in fiber drums

100 mg	$***	Bulk, in fiber drums

*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

Amended and Restated Development, License and Supply Agreement
Schedule G
Begins on Next Page

TABLE OF CONTENTS

SCHEDULES
Schedule A	Minimum Annual Royalty Targets
Schedule B	Development Schedule
Schedule C	Royalty Rates
Schedule D	Alamo Purchase Order
Schedule E	Technical Agreement Addendum
Schedule F	Cost Of Goods
Schedule G	Map of Regions